Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

CoreWeave, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.000005 per share	Rule 457(h)	1,919,872(2)	$39.55(3)	$75,930,937.60(3)	$0.00015310	$11,625.03

Total Offering Amounts					$75,930,937.60		$11,625.03

Total Fee Offsets(4)							—

Net Fee Due							$11,625.03

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(2)

Represents shares of Class A common stock issued under equity awards from the Registrant’s 2019 Stock Option Plan issued to certain current and former employees, consultants and advisors of the registrant upon exercise of stock option awards.

(3)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $39.55 per share, which is the average of the high and low prices of the Registrant’s Class A Common Stock on April 16, 2025, as reported on the Nasdaq Stock Market.

(4)	The Registrant has no fee offsets.